EXHIBIT 23.1

                      CONSENT OF INDEPENDENT AUDITORS


The Board of Directors
North Fork Bancorporation, Inc.:

         We hereby consent to the incorporation by reference in the Post-Effective Amendment No. 1 on Form S-8 on Form S-4 of North Fork Bancorporation, Inc., dated as of the date hereof, of our report dated January 14, 1999, relating to the consolidated balance sheets of North Fork Bancorporation, Inc. and subsidiaries as of December 31, 1998 and 1997, and the related consolidated statements of income, cash flows, changes in shareholders' equity, and comprehensive income for each of the years in the three-year period ended December 31, 1998, which report is included in the 1998 Annual Report to Shareholders of North Fork Bancorporation, Inc. and has been incorporated by reference in the December 31, 1998 Annual Report on Form 10-K of North Fork Bancorporation, Inc.





/s/ KPMG LLP
-----------------
KPMG LLP
New York, New York
February 28, 2000